Exhibit 99.1

NEWS RELEASE

CONVERGYS CORPORATION REVENUES UP 12 PERCENT —

EARNINGS OF $0.21 — ON STRONG REVENUE GROWTH IN

CUSTOMER CARE AND EMPLOYEE CARE

IN THE THIRD QUARTER:

•	The Customer Management Group grew 19 percent from the prior year and 9 percent from the prior quarter.

•	Employee Care signed a significant contract with the State of Texas.

•	The Information Management Group announced four new contracts.

(Cincinnati; October 20, 2004) - - - Convergys Corporation (NYSE: CVG), a global leader in integrated billing, employee care, and customer care services, announced today its financial results for the third quarter of 2004.

Total revenues increased 12 percent to $639.9 million compared to $570.7 million reported in the third quarter of 2003. Net income was $30.1 million or $0.21 per diluted share compared with $45.5 million or $0.31 in the third quarter of 2003. Convergys’ results reflect significant improvement in overall revenue growth as a result of solid performance in Customer Care and Employee Care, which generated a 19 percent increase in Customer Management Group revenue. This was partially offset by a 3 percent decline in Information Management Group revenue.

“I am encouraged that Convergys’ growth momentum continued in the third quarter. Our Customer Management Group grew substantially from second quarter and prior year levels. The Information Management Group’s performance remained stable, and margins in both these groups increased over second quarter numbers. Importantly, Convergys remains positioned for sustained growth,” said Jim Orr, Chairman, President, and CEO of Convergys. “Specifically, Customer Care continues to see strong demand and Employee Care continues to be well positioned in a large and developing global market. Our Information Management Group continues to see growing acceptance of our Infinys technology as the communications industry moves toward bundled service offerings, which plays to the strength of Infinys.”

In order to streamline its operations and cost structure while strengthening its prospects for long-term growth, Convergys is finalizing a restructuring plan. Convergys expects to complete the plan, affecting approximately 250 employees both domestically and internationally, and take a restructuring charge in the fourth quarter. The plan will include a reduction in force primarily affecting management positions in its Information Management Group.

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“The restructuring plan reflects Convergys’ continuing commitment to deliver value to clients by operating efficiently while realizing the increased effectiveness of research and development spending focused on a single billing platform - Infinys,” said Orr.

The reduction in force will take place through a combination of voluntary separation and layoffs starting immediately and being substantially completed by the end of the first quarter 2005.

As a result of these actions, Convergys expects to take a pre-tax business restructuring charge in the range of $15 million to $20 million in the fourth quarter 2004. Convergys would begin to realize the savings starting early in 2005. These savings in 2005 are expected to exceed the one time cost of the restructuring charge.

Orr continued, “With this announcement, we are outlining strategic actions that will streamline our operations and reduce costs. We expect to move quickly to take the majority of these actions during the fourth quarter. This will allow Convergys to remain focused on building shareholder value while continuing our commitment to quality and client satisfaction.”

Highlights Since Last Quarterly Report

•	Convergys announced that the Texas Health and Human Services Commission (HHSC), has signed a five-year contract with Convergys to provide comprehensive human resources and payroll services for HHSC’s 46,000 employees. This represents one of Employee Care’s largest contracts to date.

•	Convergys announced it has entered into a long term billing contract with VIVO, a joint venture in Brazil led by Portugal Telecom (NYSE: PT) and Telefonica Moviles SA (TEM), to support VIVO’s six million post-paid wireless subscribers. Convergys will license its Atlys [r] billing solution and use its local resources to replace and consolidate VIVO’s six different billing systems onto the Convergys solution.

•	Convergys announced a contract with TeliaSonera, the leading telecommunications company in the Nordic and Baltic regions. TeliaSonera will license Convergys’ Infinys application for rating and billing. During the quarter, Convergys also announced Infinys contracts with Orbitel and WildBlue.

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Operating Performance by Segment

Customer Management Group (CMG) - Customer Care and Employee Care

Convergys CMG’s revenues were $456.2 million, a 19 percent increase from the third quarter of 2003. Over half of this increase reflects growth with our Sprint-IBM partnership as well as new revenues from a large global industrial client and continued growth with AT&T Wireless. Also contributing to the increase were the acquisitions of Encore Receivables Management and DigitalThink, which combined, accounted for approximately 30 percent of the growth. The remaining variance reflects increased revenues from several other clients, partially offset by lower spending by CMG’s largest wireline client and the impact of pricing changes.

Convergys CMG’s third quarter operating income and operating margin were $35.7 million and 7.8 percent, respectively, compared with $46.3 million and 12.1 percent in the prior year. These changes primarily reflect increased investment in Employee Care operations and increased startup costs associated with ramping large clients. In addition, pricing changes and higher operating expenses resulting from the negative impact of a weakened U.S. versus Canadian dollar impacted CMG’s earnings. These were partially offset by the impact of realized economies of scale driven by CMG’s growth in revenues.

Information Management Group (IMG)

Convergys IMG’s external revenues decreased 3 percent to $183.7 million in the third quarter of 2004 from $188.9 million in the same period last year. Revenue from recent acquisitions accounted for slightly less than 9 percent of revenues in the quarter. Importantly, the acquired businesses - under Convergys management - have experienced over 50 percent organic growth year over year. Data processing revenues of $98.6 million decreased 10 percent from the prior year. This decrease reflects lower average rates from wireless clients. Additionally, the decrease reflects the elimination of bill finishing services provided to a wireless client, that had minimal impact on operating margin. These declines were partially offset by revenue from the acquisition of certain billing assets from ALLTEL in the fourth quarter 2003, and a full quarter of revenue from a wireless client that was not fully implemented in the third quarter of 2003.

Professional and consulting revenues of $31.2 million increased 25 percent from the prior year. This increase reflects revenues resulting from the acquisition of the ALLTEL billing assets, partially offset by lower spending by various wireless clients. License and other revenues increased 44 percent from the prior year to $18.6 million. This increase reflects a license arrangement with a large North American wireless provider and expanded relationships with several North American cable and wireless clients.

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International revenues decreased 15 percent to $35.3 million mainly caused by lower license and related implementation revenues from the Company’s Asia Pacific and Latin American operations.

Convergys IMG’s third quarter operating income and operating margin were $22.3 million and 12.1 percent, respectively, compared with $29.0 million and 15.4 percent in the prior year. This reflects the impact of lower revenues, partially offset by lower IMG operating expenses realized through cost reduction initiatives.

Non Operating Items

•	Convergys’ investments in the cellular partnerships recorded a pre-tax equity loss of $0.6 million. This compares to pre-tax equity income of $0.2 million from the prior year.

•	Interest expense was $3.0 million versus $1.8 million in the prior year, resulting from a higher debt balance and slightly higher interest rates.

•	Other expense was $2.4 million versus $0.7 million in the prior year, reflecting foreign currency exchange losses.

•	The company’s cash flows from operations for the three months ended September 30, 2004, were $87.6 million. During the quarter, Convergys had free cash flow of $46.8 million.

•	Included within free cash flow, the company used approximately $41 million in cash to fund capital expenditures, principally supporting facilities growth in CMG.

•	Days sales outstanding (DSO) were 78 days at September 30, 2004. Approximately 5 days consist of amounts due from the State of Florida. Convergys has received payments from the State of Florida, including one made after the end of the quarter, that would have further reduced DSO by two days. Convergys expects the state to be current on its payments shortly.

•	During the quarter, the company repurchased 1.5 million shares at a cost of $20.0 million. This leaves 4.5 million shares for future share repurchases under the Board’s current authorization.

Business Outlook

The following forward-looking statements reflect Convergys’ expectations as of October 20, 2004. Given the various risk factors discussed below, actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

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Financial Guidance

For the full year 2004, Convergys CMG’s revenue is expected to increase by approximately 15 percent from the 2003 level, and Convergys IMG’s revenue is expected to decline by approximately 5 percent from the 2003 level.

For the fourth quarter of 2004, Convergys CMG’s operating margin is expected to be up from the third quarter level. For the same period, Convergys IMG’s operating margin is expected to be down from the third quarter level due to restructuring charges. Excluding the restructuring charges, Convergys IMG’s operating margin is expected to be up. For the fourth quarter 2004, our GAAP EPS is expected to be $0.15 to $0.20. Excluding the restructuring expense, the range is expected to be $0.24 to $0.26.

For 2005, Convergys’ revenue is expected to be up approximately 10 percent, and excluding the costs of the fourth quarter 2004 restructuring charge, EPS is expected to grow somewhat faster.

For the first quarter 2005, EPS is expected to be approximately in line with the prior year level.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and a Fortune Most Admired Company, is a global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in nearly 60 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 100 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 63,000 people in 62 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe, the Middle East, and Asia. Convergys is on the net at www.convergys.com and has world headquarters in Cincinnati.

(Infinys is a trademark and Convergys, Atlys, and the Convergys logo are registered trademarks of Convergys Corporation.)

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NON-GAAP MEASURES:

This news release contains non-GAAP financial measures, including pro forma operating income, pro forma net income, pro forma diluted earnings per share and free cash flow, which are not prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the attached financial tables. For the periods reported, pro forma results exclude the effects of the first quarter 2003 equity loss of $9.9 million resulting from a legal settlement by the cellular partnership.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Convergys’ management uses this information when evaluating current results of operations and cash flow, and we believe that this information provides the users of the financial statements with an additional and useful comparison of Convergys’ current results of operations and cash flows with past and future periods.

CONFERENCE CALL NOTE:

Convergys will host a one-hour conference call on Wednesday, October 20, at 10:00 AM, EDT, to discuss the company’s first quarter results. It will feature Jim Orr, Chairman, President, and CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

“SAFE HARBOR” NOTE:

Information included in this news release may contain forward-looking statements that involve potential risks for Convergys Corporation. The future results of Convergys could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, potential terrorist activities and the United States’ response thereto, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2003, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

Investor Contact:

Taylor Greenwald, Director of Investor Relations, +1 513 723 3961 or +1 888 284 9900 or investor@convergys.com

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

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CONVERGYS CORPORATION

Revenues, Net Income and Earnings Per Common Share

In Millions Except Per Share Amounts

(Unaudited)

	Third Quarter
			Change
	2004	2003	Amount	%
Revenues:
- Customer Mgmt. Group	$456.2	$381.8	$74.4	19
- Information Mgmt. Grp.	183.7	190.1	(6.4)	(3)
- Eliminations	—	(1.2)	1.2	—

—Total	$639.9	$570.7	$69.2	12
Operating Income (Loss):
- Customer Mgmt. Group	$35.7	$46.3	$(10.6)	(23)
- Information Mgmt. Grp.	22.3	29.0	(6.7)	(23)
- Corporate & Other	(4.4)	(1.1)	(3.3)	—

—Total	$53.6	$74.2	$(20.6)	(28)
Net Income	$30.1	$45.5	$(15.4)	(34)
Earnings Per Common Share
- Basic	$0.21	$0.32	($0.11)	(34)
- Diluted	$0.21	$0.31	($0.11)	(32)
Weighted Average Common Shares Outstanding
- Basic	140.6	141.6	(1.0)	(1)
- Diluted	144.9	145.2	(0.3)	—

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	Nine Months
			Change
	2004	2003	Amount	%
Revenues:
- Customer Mgmt. Group	$1,264.9	$1,114.1	$150.8	14
- Information Mgmt. Grp.	550.6	583.6	(33.0)	(6)
- Eliminations	—	(3.4)	3.4	—

—Total	$1,815.5	$1,694.3	$121.2	7
Operating Income (Loss):
- Customer Mgmt. Group	$96.9	$133.1	$(36.2)	(27)
- Information Mgmt. Grp.	67.7	86.3	(18.6)	(22)
- Corporate & Other	(9.9)	(5.7)	(4.2)	74

—Total	$154.7	$213.7	$(59.0)	(28)
Net Income	$91.3	$123.2	$(31.9)	(26)
Earnings Per Common Share
- Basic	$0.64	$0.84	($0.19)	(24)
- Diluted	$0.63	$0.82	($0.19)	(23)
Weighted Average Common Shares Outstanding
- Basic	141.6	146.9	(5.3)	(4)
- Diluted	145.5	150.0	(4.5)	(3)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2004.

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Convergys Corporation

Consolidated Statements of Income

In Millions Except Per Share Amounts

(Unaudited)

	For the Three Mo.s Ended Sept. 30,			For the Nine Mo.s Ended Sept. 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Customer Management Grp.
Communications	$255.1	$230.1	11	$730.0	$690.3	6
Technology	43.6	37.4	17	123.8	127.1	(3)
Financial Services	52.4	34.9	50	133.6	97.5	37
Other	105.1	79.4	32	277.5	199.2	39

Total CMG Revenues	456.2	381.8	19	1,264.9	1,114.1	14
Information Mgmt. Grp.
Data Processing	98.6	109.3	(10)	292.1	339.9	(14)
Prof. & Consulting	31.2	25.0	25	84.1	78.4	7
License & Other	18.6	12.9	44	57.7	41.9	38
International	35.3	41.7	(15)	116.7	120.0	(3)

External Revenues	183.7	188.9	(3)	550.6	580.2	(5)
Interco. Svcs. for CMG	—	1.2	—	—	3.4	—

Total IMG Revenues	183.7	190.1	(3)	550.6	583.6	(6)
Eliminations & Other	—	(1.2)	—	—	(3.4)	—

Total Revenues	639.9	570.7	12	1,815.5	1,694.3	7
Costs & Expenses:
Cost of Providing Services & Products	394.9	329.8	20	1,123.6	976.0	15
Selling, General & Admin.	132.6	113.7	17	374.8	342.1	10
Research & Development	21.3	22.9	(7)	58.9	69.6	(15)
Depreciation	31.6	26.4	20	87.6	81.6	7
Amortization	5.9	3.7	59	15.9	11.3	41

Total Costs & Expenses	586.3	496.5	18	1,660.8	1,480.6	12
Operating Income	53.6	74.2	(28)	154.7	213.7	(28)
Equity in Earnings (Losses) of Cellular Partnerships	(0.6)	0.2	—	1.0	(11.0)	—
Other Expense, Net	(2.4)	(0.7)	—	(4.6)	(2.7)	70
Interest Expense	(3.0)	(1.8)	67	(6.7)	(5.0)	34

Income Before Tax	47.6	71.9	(34)	144.4	195.0	(26)
Income Taxes	17.5	26.4	(34)	53.1	71.8	(26)

Net Income	$30.1	$45.5	(34)	$91.3	$123.2	(26)

Earnings Per Common Share
Basic	$0.21	$0.32	(34)	$0.64	$0.84	(24)
Diluted	$0.21	$0.31	(32)	$0.63	$0.82	(23)
Weighted Average Common Shares Outstanding
Basic	140.6	141.6		141.6	146.9
Diluted	144.9	145.2		145.5	150.0
Other Data Operating Margin	8.4%	13.0%		8.5%	12.6%
Market Price Per Share
High	$15.38	$19.60		$19.96	$19.60
Low	$12.30	$15.23		$12.30	$11.30
Close	$13.43	$18.34		$13.43	$18.34

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2004.

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Convergys Corporation

Consolidated Balance Sheets

In Millions

(Unaudited)

	Sept. 30, 2004	Dec. 31, 2003
Assets
Cash and Cash Equivalents	$50.0	$37.2
Receivables - Net	350.5	298.1
Other Current Assets	70.4	84.2
Property & Equipment - Net	402.3	363.8
Other Assets	1,158.5	1,026.9

Total Assets	$2,031.7	$1,810.2
Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$227.7	$76.0
Other Current Liabilities	488.7	466.7
Other Liabilities	39.1	65.2
Long-Term Debt	54.5	58.8
Common Shareholders’ Equity	1,221.7	1,143.5

Total Liabilities & Shareholders’ Equity	$2,031.7	$1,810.2

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Convergys Corporation

Summarized Statement of Cash Flows

In Millions

(Unaudited)

	For the Three Mo.s Ended Sept. 30,				For the Nine Mo.s Ended Sept. 30,
	2004		2003		2004		2003
Cash provided by operating activities	$87.6		$120.3		$188.6		$276.2
Cash used in investing activities	(43.2	)(a)	(32.5	)(a)	(298.7	)(b)	(97.7	)(b)
Cash provided by (used in) financing activities	(50.6)		(73.2)		122.9		(142.0)

Net increase (decrease) in cash	$(6.2)		$14.6		$12.8		$36.5

(a)	Includes $40.8 and $26.8 of capital expenditures for the three months ended Sept. 30, 2004 and 2003, respectively.

(b)	Includes $112.6 and $73.8 of capital expenditures for the nine months ended Sept. 30, 2004 and 2003, respectively.

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Convergys Corporation

Customer Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended Sept. 30,			For the Nine Mo.s Ended Sept. 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Communications	$255.1	$230.1	11	$730.0	$690.3	6
Technology	43.6	37.4	17	123.8	127.1	(3)
Financial Services	52.4	34.9	50	133.6	97.5	37
Other	105.1	79.4	32	277.5	199.2	39

Total CMG Revenues	456.2	381.8	19	1,264.9	1,114.1	14
Costs & Expenses:
Cost of Providing Services & Products	296.3	239.5	24	828.8	695.8	19
Selling, General & Admin.	97.3	74.9	30	267.7	220.6	21
Research & Development	3.1	1.6	94	7.3	4.4	66
Depreciation	20.8	17.3	20	56.2	53.6	5
Amortization	3.0	2.2	36	8.0	6.6	21

Total Costs & Expenses	420.5	335.5	25	1,168.0	981.0	19

Operating Income	$35.7	$46.3	(23)	$96.9	$133.1	(27)

The operating segment data for the Customer Management Group (CMG) shown above reflects the detailed revenue and expense data for CMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2004.

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Convergys Corporation

Information Management Group

Operating Segment Data

In Millions

(Unaudited)

	For the Three Mo.s Ended Sept. 30,			For the Nine Mo.s Ended Sept. 30,
	2004	2003	% Chg.	2004	2003	% Chg.
Revenues:
Data Processing	$98.6	$109.3	(10)	$292.1	$339.9	(14)
Prof. & Consulting	31.2	25.0	25	84.1	78.4	7
License & Other	18.6	12.9	44	57.7	41.9	38
International	35.3	41.7	(15)	116.7	120.0	(3)

External Revenues	183.7	188.9	(3)	550.6	580.2	(5)
Interco. Svcs. for CMG	—	1.2	—	—	3.4	—

Total IMG Revenues	183.7	190.1	(3)	550.6	583.6	(6)
Costs & Expenses:
Cost of Providing Services & Products	98.9	91.5	8	295.6	284.7	4
Selling, General & Admin.	32.6	39.5	(17)	103.7	119.9	(14)
Research & Development	18.6	21.3	(13)	51.5	65.2	(21)
Depreciation	8.4	7.3	15	24.2	22.8	6
Amortization	2.9	1.5	93	7.9	4.7	68

Total Costs & Expenses	161.4	161.1	—	482.9	497.3	(3)

Operating Income	$22.3	$29.0	(23)	$67.7	$86.3	(22)

The operating segment data for the Information Management Group (IMG) shown above reflects the detailed revenue and expense data for IMG, as reported under U.S. GAAP, that will be presented in the Convergys 10-Q for the quarterly period ended September 30, 2004.

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Convergys Corporation

Reconciliation of Pro Forma Operating Results

(In Millions Except Per Share Amounts)

	Income (Loss) Before Tax	Income Tax (Expense) / Benefit	Net Income (Loss)	Diluted EPS
Third Quarter 2004:
Results as reported under U.S. GAAP	$47.6	$(17.5)	$30.1	$0.21
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$47.6	$(17.5)	$30.1	$0.21

Year to Date 2004:
Results as reported under U.S. GAAP	$144.4	$(53.1)	$91.3	$0.63
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$144.4	$(53.1)	$91.3	$0.63

Third Quarter 2003:
Results as reported under U.S. GAAP	$71.9	$(26.4)	$45.5	$0.31
Less: Special items	—	—	—	—

Results excluding special items (a non-GAAP measure)	$71.9	$(26.4)	$45.5	$0.31

Year to Date 2003:
Results as reported under U.S. GAAP	$195.0	$(71.8)	$123.2	$0.82
Less: Special items (a)	(9.9)	3.5	(6.4)	(0.04)

Results excluding special items (a non-GAAP measure)	$204.9	$(75.3)	$129.6	$0.86

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP), which excludes special items.

(a)	Reflects the $9.9 equity loss generated from the Company’s investment in Cincinnati SMSA LLP, that resulted from the partnership’s settlement of its lawsuit with West Side Cellular Communications, Inc. during the first quarter of 2003.

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Convergys Corporation

Reconciliation of Cash Provided by Operating

Activities to Free Cash Flow

(In Millions)

	For the Three Mo.s Ended Sept. 30,		For the Nine Mo.s Ended Sept. 30,
	2004	2003	2004	2003
Cash provided by operating activities	$87.6	$120.3	$188.6	$276.2
Accounts receivable securitization	—	—	(15.0)	—
Capital expenditures	(40.8)	(26.8)	(112.6)	(73.8)

Free cash flows	$46.8	$93.5	$61.0	$202.4

The schedule above provides a reconciliation of the Company’s cash flow from operations as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to free cash flow, which is a non-GAAP measure. Free cash flow is defined as cash flow from operations less the change in the balance of the accounts receivable securitization and capital expenditures.

Free cash flows are presented as an alternative measure of the Company’s ability to generate cash flows.

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